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                                QUICKTURN DESIGN SYSTEMS, INC.
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                                 MENTOR GRAPHICS CORPORATION
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                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

               MENTOR GRAPHICS SENDS LETTER TO QUICKTURN CRITICIZING
                   BOARD'S STONEWALLING AND ENTRENCHMENT TACTICS

WILSONVILLE, OR, SEPTEMBER 25, 1998 -- Mentor Graphics Corporation (Nasdaq:
MENT) today announced that its President and Chief Executive Officer, Dr. Walden
C. Rhines, is sending a letter to the Board of Directors of Quickturn Design Systems, Inc. (Nasdaq: QKTN) calling on the Quickturn Board to stop its "obstructionist and wasteful tactics." Dr. Rhines' letter criticized the fact that during the nearly six weeks since Mentor Graphics commenced its $12.125 per share, all-cash premium offer for all outstanding shares of Quickturn, the Quickturn Board has rejected all Mentor Graphics efforts to arrange a meeting to negotiate a transaction.

"Instead," said Dr. Rhines, in our opinion the Quickturn Board's "actions throughout the six-week period have been to erect barriers to our all-cash, premium offer, to entrench the Board and management, and to ignore the best interests of your stockholders."

Dr. Rhines urged the Quickturn Board to, "Give your stockholders the chance to make their own decision based on full information, rather than vague comments concerning 'inadequacy' and, in our view, based on your track record, unrealistic prospects."

Dr. Rhines reiterated in his letter that Mentor Graphics remains ready to sit down and discuss the acquisition with Quickturn, and remains committed to completing the acquisition if Quickturn continues to refuse to negotiate.

A copy of Dr. Rhines' letter to the Board of Directors of Quickturn Design Systems follows:

                                             September 25, 1998

The Board of Directors
Quickturn Design Systems, Inc.
55 West Trimble Road
San Jose, California 95131

Gentlemen:

     When I met with your Chairman, Glen Antle, on August 11, 1998 - at a meeting requested by Mr. Antle - I proposed that Mentor Graphics acquire Quickturn in a $12.125 per share, all-cash transaction. This price represented a greater than 50% premium over Quickturn's closing stock price on that date. As I stated at that time, we are prepared to negotiate a transaction with Quickturn and to consider an increased offer if due diligence shows greater value.

     In the nearly six weeks since that meeting, we have stood ready to negotiate a transaction with you and have made repeated efforts to arrange a meeting for that purpose. These efforts include my personal calls to Mr. Antle and to Keith Lobo, Quickturn's chief executive officer, calls from our investment bankers to your investment bankers, and calls from our counsel to your counsel.

     For example, one of my attempts to call Mr. Lobo occurred on Friday, August 28, when I left my office number as well as home number for the weekend. Mr. Lobo's only response was a message he left on voicemail -- at half-past midnight on August 31 -- saying that he would be out of town that week and "perhaps" would get back to me thereafter.

     Similarly, when one of your own outside advisers suggested that I make another call, I called Mr. Antle on September 4. Mr. Antle's response was simply that he would get back to me.

     Despite all our efforts, neither Mr. Antle nor Mr. Lobo has called me to arrange a meeting.

     Instead, in our opinion, your actions throughout the six-week period have been to erect barriers to our all-cash, premium offer, to entrench the Board and management, and to ignore the best interests of your stockholders.

     Specifically, AFTER THE COMMENCEMENT OF OUR OFFER, you adopted new bylaw amendments which, if valid, would take away for more than 90 days your stockholders' ability to replace the current Quickturn directors, thus blocking the stockholders' ability to decide for themselves the merits of our offer.

     Furthermore, AFTER THE COMMENCEMENT OF OUR OFFER, you amended Quickturn's poison pill, an action which, if upheld, would make it impossible as a practical matter for Mentor to purchase shares from your stockholders for an additional six months after these same stockholders are finally given the opportunity to replace Quickturn's Board of Directors to facilitate our offer.

     If your entrenchment efforts are successful (we believe that the Delaware court will strike them down), YOU WILL PREVENT YOUR STOCKHOLDERS FOR A PERIOD OF MORE THAN 270 DAYS - NINE MONTHS - FROM ACCEPTING AN OFFER THAT WE BELIEVE THEY WANT THE RIGHT TO ACCEPT TODAY. Why are you going to such lengths to prevent your own stockholders from exercising their right to accept our offer? Are you simply afraid of the choice they would make?

     It would be bad enough if your efforts to stonewall us and entrench yourselves stopped there. But clearly they have not:

     - In addition to your bylaw and poison pill amendments, you have done everything you can through wasteful litigation to delay the stockholders' meeting where the stockholders will get a chance to express their views on our offer and on your performance as a Board of Directors. On September 11, we delivered substantially more than the requisite number of agent designations from Quickturn stockholders to call a Special Stockholders Meeting. However, you and your lawyers have pursued meritless litigation to defer indefinitely the date of the meeting we called for October 29. In our opinion, you are wasting millions of dollars of your stockholders' money on lawyers and investment bankers to entrench yourselves and to block our offer. This diminishes the value of Quickturn to Mentor and, in turn, to your stockholders.

     - You have touted Hambrecht & Quist's "inadequacy" opinion as justification for your rejection of Mentor's offer. A stockholder might well question how inadequate a $12.125 all-cash offer could be -- especially when you repriced employee stock options to $7.44 only two months before our offer. Why have you refused to disclose the important information stockholders need to evaluate H&Q's opinion that our 50% premium cash offer is "inadequate"? Your stockholders need to know the analyses conducted, the assumptions made and ranges of value resulting from such analyses. Are you afraid to let your stockholders see that information too?

     - You have also touted your business prospects for the third and fourth quarters of 1998. But - just as with the H&Q opinion - you provide no basis for your stockholders to assess the credibility of your assertion. What, for example, is the basis for your speculation about the "imminent" reinvestment cycle in new design activity in the Asia/Pacific region in your September 22 and September 24, 1998 stockholder letters? Why should your stockholders believe these or any other ambitious projections by Quickturn when, in our view, you have repeatedly failed to deliver on past predictions?

     - You say that the Mentor offer has been "disruptive" to your sales efforts and relationships with suppliers. Is this another way of saying that your business is off -- yet again? If so, don't your stockholders have a right to know, particularly when you are talking about your supposedly "strong" business prospects for the third and fourth quarters?

     - You similarly tout your "business plan" but you do not provide any meaningful information about that plan to your stockholders. Your September 24, 1998 letter to stockholders entitled "The Quickturn Business Plan" merely reads like a product catalog. What are your assumptions for such factors as revenue growth and operating profit made in this business plan? It appears to us to be the same basic business plan that has brought about the disappointing operating and stock-price performance of the past two years. Why should your stockholders accept this plan today?

     Mentor Graphics calls on you -- the Quickturn Board -- to stop these obstructionist and wasteful tactics and do the right thing by your stockholders. Give your stockholders the chance to make their own decision based on full information, rather than vague comments concerning "inadequacy" and, in our view, based on your track record, unrealistic prospects.

     Now, as before, we remain ready to sit down and discuss the acquisition with you. And even if you continue to refuse to negotiate, we at Mentor Graphics remain committed to completing the acquisition.

                                        Very truly yours,

                                        Walden C. Rhines
                                        President and
                                           Chief Executive Officer

As previously announced, Mentor's tender offer is scheduled to expire at 12:00 midnight, New York City time, on Tuesday, October 6, 1998, unless extended. The offer is not subject to any financing condition. The tender offer is subject to terms and conditions including a majority of outstanding Quickturn shares being validly tendered and not withdrawn; redemption or removal of Quickturn's shareholder rights plan; and the inapplicability of the Delaware business combination statute.

Mentor's tender offer was commenced on August 12, 1998. The offer price of $12.125 per share in cash represents a premium of 51.6 percent over Quickturn's closing price of $8.00 per share on August 11, 1998, the day before the Mentor offer was announced. Based on Quickturn's 17,922,518 shares outstanding at July 31, 1998 (including 591,500 shares owned by Mentor, or approximately 3.3 percent of the total), the transaction is valued at $217 million.

The Offer to Purchase and ancillary documents are available on a Mentor Graphics World Wide Web site at http://www.mentorg.com/file.

The Dealer Manager for the Offer is Salomon Smith Barney. The Information Agent for the Offer is MacKenzie Partners, Inc., which can be reached toll-free at 800-322-2885 or by collect call at 212-929-5500.

CONTACT:       Anne M. Wagner                     Roy Winnick
               Vice President, Marketing          Kekst and Company
               503/685-1462                       212/521-4842